EXHIBIT N

                          OTHER INFORMATION REGARDING
                      PUTNAM INVESTMENT MANAGEMENT, INC.

     The directors and principal executive officer of Putnam Investment Management, Inc. and their principal occupation and business address are as shown below.

NAME AND POSITION WITH
PORTFOLIO MANAGER        PRINCIPAL OCCUPATION
----------------------   --------------------
Lawrence J. Lasser       President and Director; Chief Executive Officer of
                         Putnam Investments, Inc. and its subsidiaries.
George Putnam            Director; Chairman and President of Putnam Fund
Gordan H. Silver         Director; Senior Managing Director of Putnam
                         Investments

      Putnam also manages other investment companies with similar investment objectives and policies. The following information sets forth the name of each such investment company, its approximate net assets as of March 31, 1997, and the annual advisory fee charged by Putnam.

     Putnam International
     Equity Funds*            Assets          Fee Structure
     --------------------     ------          -------------

     Putnam Global Growth     $4,617,955,000  0.80% on 1st $500 million
                                              0.70% on next $500 million
                                              0.65% on next $500 million
                                              0.60% on assets over $1.5 billion

     Putnam Emerging          $   84,913,000  1.20% on 1st $500 million
       Markets Fund                           1.10% on next $500 million
                                              1.05% on next $500 million
                                              1.00% on assets over $1.5 billion

* As Putnam provides a full range of administrative services to the funds noted above in addition to portfolio management, Putnam does not consider the fees set forth above to be directly comparable to the fees it will receive as sub-advisor of the Emerging Markets Series and Managed Global Series.

     Non-Putnam Funds         Assets          Fee Structure
     --------------------     ------          -------------

     Sun America Series       $11,803,267     1.00% on 1st $150 million
     Trust-Emerging Markets                   0.95% on next $150 million
                                              0.85% on assets over $300 million



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